As filed with the Securities and Exchange Commission on January 10, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ELECTRONIC ARTS INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2838567
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

209 Redwood Shores Parkway

Redwood City, CA 94065

(Address, including zip code, of principal executive offices)

2007 Electronic Arts VGH Acquisition Inducement Award Plan

VG Holding Corp. 2005 Stock Incentive Plan, as amended

Certain Written Compensation Contracts

(Full title of the plans)

Stephen G. Bené

Senior Vice President, General Counsel and Secretary

Electronic Arts Inc.

209 Redwood Shores Parkway

Redwood City, CA 94065

(Name and address of agent for service)

(650) 628-1500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	4,560,000 shares(3)	$54.35	$247,836,000	$9,740

(1)	Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the weighted average exercise price of outstanding options and restricted stock units.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, on the basis of $54.35 per share, the average of the high and low prices per share of the Common Stock as reported on the NASDAQ Global Select Market on January 7, 2008.
(3)	Includes shares subject to issuance upon the (i) vesting of restricted stock units granted pursuant to the 2007 Electronic Arts VGH Acquisition Inducement Award Plan; (ii) vesting of certain notes that constitute written compensation contracts; and (iii) exercise of stock options and restricted stock units pursuant to the VG Holding Corp. 2005 Stock Incentive Plan, each as assumed or issued by the Registrant in connection with the Registrant’s acquisition of VG Holding Corp.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E, the contents of Registrant’s Form S-8 Registration Statement, No. 333-39432, filed on June 16, 2000; Registrant’s Form S-8 Registration Statement, No. 333-44222, filed on August 21, 2000; Registrant’s Form S-8 Registration Statement, No. 333-67430, filed on August 13, 2001; Registrant’s Form S-8 Registration Statement, No. 333-99525, filed on September 13, 2002; Registrant’s Form S-8 Registration Statement, No. 333-107710, filed on August 6, 2003; Registrant’s Form S-8 Registration Statement, No. 333-117990, filed on August 6, 2004; Registrant’s Form S-8 Registration Statement, No. 333-127156, filed on August 3, 2005; Registrant’s Form S-8 Registration Statement, No. 333-138532, filed on November 9, 2006; and Registrant’s Form S-8 Registration Statement, No. 333-145182, filed on August 7, 2007, are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed to register the shares of Common Stock, par value $0.01 per share, of Electronic Arts Inc., a Delaware corporation (“EA” or the “Company”), issuable pursuant to (i) the 2007 Electronic Arts VGH Acquisition Inducement Award Plan (the “New Inducement Plan”); (ii) certain notes that constitute written compensation contracts (the “Notes”); and (iii) the VG Holding Corp. 2005 Stock Incentive Plan (the “VGH Plan”). In connection with EA’s acquisition of VG Holding Corp., EA adopted the New Inducement Plan, issued the Notes and assumed all of the outstanding stock options and restricted stock units issued under the VGH Plan.

ITEM 3.	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

EA hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	EA’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007, filed with the Commission on May 30, 2007;

(b)	EA’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2007 and September 30, 2007, filed with the Commission on August 6, 2007 and November 6, 2007, respectively;

(c)	EA’s Current Reports on Form 8-K and/or Form 8-K/A filed with the Commission on May 8, 2007 (other than Item 9.01 and Exhibit 99.1, which shall not be deemed to be incorporated by reference herein), May 15, 2007, May 18, 2007, May 31, 2007, June 6, 2007, June 22, 2007, July 17, 2007, July 27, 2007, August 1, 2007 (other than Item 9.01 and Exhibit 99.1, which shall not be deemed to be incorporated by reference herein), October 11, 2007 (other than Item 7.01 and Exhibit 99.1, which shall not be deemed to be incorporated by reference herein), October 12, 2007 (other than Item 2.02, which shall not be deemed to be incorporated by reference herein) and November 1, 2007 (other than Item 9.01 and Exhibit 99.1, which shall not be deemed to be incorporated by reference herein);

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(e)	The description of EA’s Common Stock contained in the Company’s Registration Statement on Form 8-A, together with any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	EXPERTS

The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for EA by Stephen G. Bené, Senior Vice President, General Counsel and Secretary of the Company. As of January 4, 2008, Mr. Bené owned 1,286 shares of EA Common Stock, held restricted stock units to acquire 23,825 shares, and held options to purchase a total of 230,900 shares.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the General Corporation Law of the State of Delaware allows a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation), by reason of the fact that the person was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that the person (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and (b) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify its officers and directors in an action by or in the right of the corporation under the same conditions, except that judicial approval of the indemnification is required if the officer or director is judged to be liable to the corporation in the performance of his or her duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the officer or director against the expenses which he or she actually and reasonably incurred. Section 6 of our amended and restated bylaws and Article 7 of our amended and restated certificate of incorporation provide for the indemnification of our directors and officers to the fullest extent permissible under Delaware law, and if Delaware law is amended to further eliminate or reduce directors’ and officers’ liability to a Delaware corporation, our directors and officers liability shall be so eliminated or reduced as well.

In addition, in accordance with the Delaware General Corporation Law, Article 7 of our amended and restated certificate of incorporation limits the personal liability of our directors for violations of their fiduciary duty. This provision eliminates each director’s liability to us or our stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

We have entered into indemnification agreements with our directors and officers. These agreements provide indemnity rights to the maximum extent permitted by law. While the indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit may be borne by us because, although any such recoveries would accrue to our benefit, they may be offset by our obligations to the director or officer under the indemnification agreement. In addition, our officers and directors are insured under an officers and directors liability insurance policy.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description
4.01	Amended and Restated Certificate of Incorporation of Electronic Arts Inc. (1)

4.02	Amended and Restated Bylaws of Electronic Arts Inc. (2)

4.03	VG Holding Corp. 2005 Stock Incentive Plan, as amended, and related agreements

4.04	Forms of notes that constitute written compensation contracts and related agreements

4.05	2007 Electronic Arts VGH Acquisition Inducement Award Plan and related agreements

5.01	Opinion of General Counsel regarding legality of securities being issued

15.01	Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

23.01	Consent of General Counsel (included in Exhibit 5.01)

23.02	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.01	Power of Attorney (included on Page II-5)

(1)	Incorporated by reference to exhibit filed with EA’s Form 10-Q for the fiscal quarter ended September 30, 2004

(2)	Incorporated by reference to exhibit filed with EA’s Form 8-K filed November 13, 2006

ITEM 9.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual and corporation whose signature appears below constitutes and appoints Warren C. Jenson and Kenneth A. Barker and each of them, his or its true and lawful attorneys-in-fact and agents with full power of substitution, for him or it and in his or its name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement of Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redwood City, State of California, on this 10th day of January, 2008.

ELECTRONIC ARTS INC.

By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John S. Riccitiello	Director and Chief Executive Officer (principal executive officer)	January 10, 2008
John S. Riccitiello

/s/ Warren C. Jenson	Executive Vice President, Chief Financial and Administrative Officer (principal financial officer)	January 10, 2008
Warren C. Jenson

/s/ Kenneth A. Barker	Senior Vice President, Chief Accounting Officer (principal accounting officer)	January 10, 2008
Kenneth A. Barker

/s/ Leonard S. Coleman	Director	January 10, 2008
Leonard S. Coleman

/s/ Gary M. Kusin	Director	January 10, 2008
Gary M. Kusin

/s/ Gregory B. Maffei	Director	January 10, 2008
Gregory B. Maffei

/s/ Timothy J. Mott	Director	January 10, 2008
Timothy J. Mott

/s/ Vivek Paul	Director	January 10, 2008
Vivek Paul

/s/ Lawrence F. Probst III	Chairman of the Board	January 10, 2008
Lawrence F. Probst III

/s/ Richard A. Simonson	Director	January 10, 2008
Richard A. Simonson

/s/ Linda J. Srere	Director	January 10, 2008
Linda J. Srere

EXHIBIT INDEX

Exhibit Number	Description
4.01	Amended and Restated Certificate of Incorporation of Electronic Arts Inc. (1)

4.02	Amended and Restated Bylaws of Electronic Arts Inc. (2)

4.03	VG Holding Corp. 2005 Stock Incentive Plan, as amended, and related agreements

4.04	Form of notes that constitute written compensation contracts and related agreements

4.05	2007 Electronic Arts VGH Acquisition Inducement Award Plan and related agreements

5.01	Opinion of General Counsel regarding legality of securities being issued

15.01	Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

23.01	Consent of General Counsel (included in Exhibit 5.01)

23.02	Consent of KPMG LLP, Independent Registered Public Accounting Firm

24.01	Power of Attorney (included on Page II-5)

(1)	Incorporated by reference to exhibit filed with EA’s Form 10-Q for the fiscal quarter ended September 30, 2004

(2)	Incorporated by reference to exhibit filed with EA’s Form 8-K filed November 13, 2006